                                                                     EXHIBIT 5

                 [Letterhead of Fulbright & Jaworski, L.L.P.]


September 17, 1998



TMP Worldwide Inc.
1633 Broadway, 33rd Floor
New York, NY 10019


Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by TMP Worldwide Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 1,200,000 additional shares of Common Stock of the Company, par value $.001 per share (the "Shares"), which may be issued upon the exercise of options granted or to be granted pursuant to the TMP Worldwide Inc. 1996 Stock Option Plan, as amended (the "Plan").

         As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of options granted or to be granted pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued upon the exercise of and payment for options granted or to be granted under the Plan in accordance with the terms of the options and the Plan, will be duly authorized, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                           Sincerely yours,

                                           Fulbright & Jaworski L.L.P.